UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 3, 2005

LEXAR MEDIA, INC.

(Exact name of the Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31103		33-0723123

(Commission File Number)		(IRS Employer Identification No.)

47300 Bayside Parkway, Fremont, California	94538

(Address of principal executive offices)	(Zip Code)

(510) 413-1200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
SIGNATURES

Item 3.02. Unregistered Sales of Equity Securities.

     On March 29, 2005, Lexar Media, Inc. (“Lexar”) entered into a purchase agreement (the “Purchase Agreement”) with two institutional investors (the “Purchasers”) for the private placement of $60 million in aggregate principal amount of Lexar’s 5.625% Senior Convertible Notes due 2010 (the “Notes”). The Purchasers also were granted an option to purchase up to an additional $10 million in aggregate principal amount of Notes (the “Additional Notes”) within 60 days from the closing date on March 30, 2005 (the “Initial Closing Date”). The Purchasers exercised this option on May 27, 2005, and the sale of the Additional Notes closed on June 3, 2005 (the “Option Closing Date”) pursuant to a transaction structured so as to fall within the exemption from registration provided by Section 4(2) of the Securities Act of 1933, relating to transactions by an issuer not constituting a public offering. The Purchasers paid an aggregate of $10,101,562.50 for the Additional Notes, with $101,562.50 of this amount representing interest that had accrued on the Additional Notes from the Initial Closing Date to the Option Closing Date.

     The Additional Notes are senior unsecured obligations of Lexar and will mature on April 1, 2010. The net proceeds from the sale of the Additional Notes will be used for general corporate purposes.

     The Additional Notes will be convertible at the option of the holder into shares of Lexar’s common stock at an initial conversion price of $6.68 per share, subject to adjustment. The specific terms of conversion of the Notes is set forth in the form of Indenture attached as Exhibit A to the Purchase Agreement, which is attached as Exhibit 99.1 to Lexar’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 30, 2005 and incorporated herein by reference. The Purchasers will be entitled to registration rights with respect to the common stock underlying the Additional Notes pursuant to a registration rights agreement entered into on the Initial Closing Date.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXAR MEDIA, INC.

Date: June 8, 2005	By:	/s/ Brian T. McGee

Brian T. McGee
Chief Financial Officer and Vice President, Finance